                                 EXHIBIT 10.6

                     AGREEMENT OF SALE AND PURCHASE BETWEEN

               THE WELLS FUND XI - FUND XII - REIT JOINT VENTURE

                    AND ALLIANCE COMMERCIAL PROPERTIES, LTD.

                      AGREEMENT FOR PURCHASE AND SALE OF
                 434-436 DEVON PARK DRIVE, TREDYFFRIN TOWNSHIP
                              WAYNE, PENNSYLVANIA
                                 JUNE 14, 1999

           ________________________________________________________

                               TABLE OF CONTENTS


ARTICLE I, BASIC DEFINITIONS                              1

ARTICLE II, PURCHASE AND SALE                             3

ARTICLE III, CONDITIONS PRECEDENTS                        8

ARTICLE IV, COVENANTS, WARRANTIES AND REPRESENTATIONS     9

ARTICLE V, DEFAULT                                       13

ARTICLE VI, ESCROW AND CLOSING                           15

ARTICLE VII, MISCELLANEOUS                               20

Exhibit A - Property
Exhibit B - Inspection Letter
Exhibit C - Disclosure Statement
Exhibit D - List of Service and Equipment Contracts
Exhibit E - Tenant Lists
Exhibit F - Bill of Sale
Exhibit G - Assignment of Lease and Intangible Property
Exhibit H - Deed

                        AGREEMENT FOR PURCHASE AND SALE

     THIS AGREEMENT FOR PURCHASE AND SALE is made and entered into as of June 14, 1999, by and between Alliance Commercial Properties, Ltd., a Delaware corporation ("Seller"), and Wells Capital Inc., a Georgia corporation ("Buyer").

                                   RECITALS

     Seller owns the property described on Exhibit A to this Agreement consisting of a suburban warehouse manufacturing facility located on approximately ten (10) acres, containing approximately 130,000 square feet, in the aggregate, located at 434-436 Devon Park Drive, Tredyffrin Township, Wayne, Pennsylvania, and defined below with greater specificity as the "Property."

     Buyer desires to purchase from Seller and Seller desires to sell to Buyer, subject to the terms and conditions contained in this Agreement, the foregoing real property and any and all associated tangible and intangible personal property owned by Seller.

                                   AGREEMENT

     NOW, THEREFORE, Buyer and Seller do hereby agree as follows:

                                   ARTICLE I
                               BASIC DEFINITIONS

     Closing Date.  The term "Closing Date" shall mean the date 15 days
     ------------
following the close of the Inspection Period or any earlier date approved in writing by Buyer and Seller for the close of escrow with respect to the purchase and sale of the Property.

     Contract Period.  The term "Contract Period" shall mean the period from the
     ---------------
date of this Agreement through and including the Closing Date.
Disclosure Materials. The term "Disclosure Materials" shall mean the material and information relating to the Property disclosed to Buyer in connection with this Agreement.

     Disclosure Statement.  The term "Disclosure Statement" shall mean the
     --------------------
statement set forth as Exhibit C to this Agreement.

     Improvements.  The term "Improvements" shall mean any and all structures,
     ------------
buildings, facilities, parking areas or other improvements situated on the Land and all related fixtures, improvements, building systems and equipment (including, without limitation, HVAC, security and life safety systems).

     Inspection Letter.  The term "Inspection Letter" shall mean a letter in the
     -----------------
form attached as Exhibit B to this Agreement, to be delivered by Buyer to Seller on or prior to the close of the Inspection Period pursuant to Section 3.2 below.

Inspection Period. The term "Inspection Period" shall mean the period commencing on the date of this Agreement, and ending at 5:00 p.m. San Francisco, California time on the date that is thirty (30) days following the date of this Agreement (or, if such date is not a business day, then the next following business day); provided that the Inspection Period may end earlier at Buyer's election upon delivery by Buyer to Seller of the Inspection Letter (representing the conclusive waiver by Buyer of any further Inspection Period).

     Intangible Property.  The term "Intangible Property" shall mean (a) any and
     -------------------
all transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, trade names, service marks, engineering, soils, pest control and other reports relating to the Property, tenant lists, advertising materials, and telephone exchange numbers identified with the Property; (b) all maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Property; and (c) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Property, including, without limitation, that certain ERIC Property Transfer Liability Insurance Policy Number ERC 7947172-00 (the "Environmental Insurance Policy"). Land. The term "Land" shall mean the land described on Exhibit A, together with all rights and appurtenances pertaining to such land.

     Leases.  The term "Leases" shall mean all leases, rental agreements and
     ------
other agreements (including all amendments or modifications thereto) set forth on Exhibit E hereto.

     Permitted Exceptions.  The term "Permitted Exceptions" shall have the
     --------------------
meaning set forth in Section 2.5 below.

     Personal Property.  The term "Personal Property" shall mean all furniture,
     -----------------
furnishings, trade fixtures, building systems and equipment (including, without limitation, HVAC, security and life safety systems) and other tangible personal property owned by Seller that is located at and used exclusively in connection with the operation of the Property.

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     Property.  The term "Property" shall mean Seller's interest in the Real
     --------
Property, the Leases, the Personal Property and the Intangible Property.

     Real Property.  The term "Real Property" shall mean the Land, the
     -------------
Improvements and all rights, privileges, easements, and appurtenances to the Land or the Improvements, including without limitation any air, development, water, hydrocarbon or mineral rights held by Seller.

     Tenant List.  The term "Tenant List" shall mean the schedules of tenants
     -----------
attached to this Agreement as Exhibit E.

     Title Company.  The term "Title Company" shall mean Chicago Title Insurance
     -------------
Company, 388 Market Street, Suite 1300, San Francisco, California 94111; Attn:
Ms. Mary Hart (Telephone:  415-291-5118).

     Title Report.  The term "Title Report" shall refer to that certain
     ------------
commitment for title insurance prepared by Chicago Title Insurance Company, dated November 30, 1998.

                                  ARTICLE II
                               PURCHASE AND SALE

     Section 2.1  Purchase and Sale.  Seller agrees to sell the Property to
                  -----------------
Buyer, and Buyer agrees to purchase the Property upon all of the terms, covenants and conditions set forth in this Agreement.

     Section 2.2  Purchase Price.  The purchase price for the Property (the
                  --------------
"Purchase Price") shall be the sum of Eight Million Dollars (U.S. $8,000,000). The entire amount of the Purchase Price shall be payable by Buyer to Seller through payment in cash of the entire balance on the Closing Date through the escrow described in Section 6.1 below.

     Section 2.3 [RESERVED]

     Section 2.4  Buyer's Review and Seller's Disclaimer.
                  --------------------------------------

     (a) Subject to the provisions of subsection 2.4(c) and Section 2.5 below, during the Inspection Period, Buyer shall be permitted to make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, any leases and contracts affecting the Property, books and records maintained by Seller or its agents relating to the Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns, any and all estoppel certificates from the tenants under the Leases or from other third parties that Buyer may deem necessary or appropriate and all other information pertaining to the Property. Without representation or warranty, Seller shall cooperate in Buyer's review and provide Buyer with the opportunity to review leases, financial reports and other third-party inspection reports and similar materials in Seller's possession relating to the Property (including environmental reports, engineering reports, surveys and title policies, but excluding appraisals, internal valuations or similar proprietary materials that may be in Seller's possession). Seller shall exercise reasonable efforts to obtain during the Inspection Period any tenant estoppel certificates Buyer may reasonably request from tenants under the Leases. Under no circumstances shall Buyer directly contact any tenant without the prior written consent of Seller, and at Seller's election, all contact with such tenant to obtain any estoppel certificates shall be made by Seller on Buyer's behalf.

     (b) Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property (including, without limitation, whether the Property is located in any area designated as a special flood hazard area, dam failure inundation area, earthquake fault zone, seismic hazard zone, high fire severity area or wildland fire area, by any federal, state or local agency), (ii) that other than those specifically set forth in
Section 4.1 below, Seller is not making and has not at any time made any warranty or representation of any kind, express or implied, with respect to the Property, warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than any warranty of title set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, projections, compliance with law or the truth, accuracy or completeness of the Disclosure Materials, (iii) that other than those specifically set forth in
Section 4.1 below, Buyer is not relying upon and is not entitled to rely upon any representations and warranties made by Seller or anyone acting or claiming to act on Seller's behalf, (iv) that the Disclosure Materials include soils, environmental and physical reports prepared for Seller by third parties as to which Buyer has no right of reliance, that Buyer has conducted an independent evaluation of such matters and that Seller has made no representation whatsoever as to accuracy, completeness or adequacy of any such reports, and (v) that the Disclosure Materials may include economic projections which reflect assumptions as to future market status and future Property income and expense with respect to the Property which are inherently uncertain and as to which Seller has not made any guaranty or representation whatsoever. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors.
Based upon the order of Buyer's

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familiarity with and due diligence relating to the Property and pertinent knowledge as to the markets in which the Property is situated and in direct consideration of Seller's decision to sell the Property to Buyer for the Purchase Price and not to pursue available disposition alternatives, other than with respect to the Seller representations and warranties set forth in Section
4.1 (which are expressly subject to the limitations on Seller liability set forth in Section 4.4), Buyer shall purchase the Property in an "as is, where is and with all faults" condition on the Closing Date and assumes fully the risk that adverse latent or patent physical, environmental, economic or legal conditions may not have been revealed by its investigations. Buyer specifically undertakes and assumes all risks associated with the matters disclosed by Seller on the Disclosure Statement. Seller and Buyer acknowledge that the compensation to be paid to Seller for the Property has taken into account that the Property is being sold subject to the provisions of this Section 2.4. Seller and Buyer agree that the provisions of this Section 2.4 shall survive closing.

     Consistent with the foregoing and subject solely to the representations set forth in Section 4.1 and the limitations on such representations set forth in
Section 4.4, and the covenants and agreements of Seller set forth in Sections 6.3, 7.1(a), 7.2 and in any instrument executed and delivered by Seller at closing, effective as of the Closing Date, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its respective members, beneficial owners, agents, affiliates, successors and assigns (collectively the "Releasees") from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. Buyer specifically waives any statutory or common law right it may have to receive disclosures from Seller other than those factual confirmations set forth in this Agreement, including, without limitation, any disclosures as to the Property's location within any area designated as a special flood hazard area, dam failure inundation area, earthquake fault zone, seismic hazard zone, high fire severity area or wildland fire area, by any federal, state or local agency. Without limiting the foregoing, Buyer, upon closing, shall, subject solely to the representations set forth in Section 4.1 and the limitations on such representations set forth in Section 4.4, and the covenants and agreements of Seller set forth in Sections 6.3, 7.1(a), 7.2 and in any instrument executed and delivered by Seller at closing, effective as of the Closing Date, be deemed to have waived, relinquished and released Seller and all other Releasees from and against any and all matters arising out of latent or patent defects or physical conditions, violations of applicable laws and any and all other acts, omissions, events, circumstances or matters affecting the Property. For the foregoing purposes, Buyer hereby specifically waives the provisions of any law of any state, territory or jurisdiction the import of which is as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.


                                                 /s/ Leo F. Wells
                                                 ----------------
                                                 Buyer

     (c) Buyer's exercise of the rights of review and inspection set forth in subsection (a) shall be subject to the following limitations: (i) any entry onto the Property by Buyer, its agents or representatives, shall be during normal business hours, following reasonable prior notice to Seller and delivery to Seller of satisfactory evidence of Buyer's general liability insurance (in the amount of at least One Million Dollars ($1,000,000) and with Seller named as an additional insured), and, at Seller's discretion, accompanied by a representative of Seller; (ii) Buyer shall not conduct any drilling, test borings or other disturbance of the Real Property for review of soils, compaction, environmental, structural or other conditions without Seller's prior written consent; (iii) any discussions or interviews with any third party, any constituent partner, member, agent or employee of Seller, any tenant or the personnel of any tenant shall be conducted in the presence of an authorized Seller Representative, as defined in Section 7.6, or an agent or employee of Seller approved by an authorized Seller Representative; (iv) Buyer shall exercise reasonable diligence not to disturb the use or occupancy of any occupant of the Property; and (v) Buyer shall indemnify, defend and hold Seller harmless from all loss, cost, liability and expense resulting from any entry or inspections performed by Buyer, its agents or representatives. The provisions of clause (v) immediately above shall survive the closing and any termination of this Agreement.

     Section 2.5  Title and Survey Inspection.
                  ---------------------------

     (a) Buyer acknowledges that Seller has made available to Buyer as part of the Disclosure Materials: Seller's existing title insurance policies; the Title Report delivered by the Title Company with respect to the Property; documents and information pertaining to the exceptions to title listed in the Title Report; and an ALTA/ATSM survey with respect to the Property. Buyer may secure during the Inspection Period any additional title report or survey updates desired by Buyer.

Any title exceptions or issues disclosed by the Title Report, Seller's surveys that were made available to Buyer during the Inspection Period, and any title report or survey updates obtained by Buyer during the Inspection Period or which would have been shown on title reports or survey updates updated through the end of the Inspection Period shall be referred to as "Title Exceptions." Buyer shall have the right to request that Title Company provide at Buyer's sole cost and expense any reinsurance or endorsements Buyer shall request during the Inspection Period, provided that the issuance of such reinsurance or endorsements shall not be a condition to or delay the closing.

     (b) Buyer may advise Seller in writing and in reasonable detail, not later than 10 days prior to the close of the Inspection Period, what Title Exceptions, if any, are not acceptable to Buyer (the "Title Objections"). Prior to notifying Seller of any Title Objections, Buyer shall endeavor in good faith, but at no cost to Buyer, to cause Title Company to modify and update the Title Report to reflect requested corrections and revisions. Seller shall have five days after receipt of Buyer's Title Objections to give Buyer notice that (a) Seller will remove any Title Objections from title (or, if acceptable to Buyer, in its reasonable judgment, afford Title Company necessary information or certifications to permit it to insure over such exceptions) or (b) Seller elects not to cause such exceptions to be removed. Seller's failure to provide notice to Buyer within such 5-day period as to any Title Objection shall be deemed an election by Seller not to remove the Title Objection. If Seller so notifies or is deemed to have notified Buyer that Seller shall not remove any or all of the Title Objections, Buyer shall have until the close of the Inspection Period to determine whether (i) to proceed with the purchase and take the Property subject to such exceptions or (ii) to terminate this Agreement. Buyer's delivery of the Inspection Letter shall constitute Buyer's conclusive agreement to accept the Property subject to the Permitted Exceptions, including, without limitation, any Title Objections that Seller did not commit to remove as provided above.

     (c) "Permitted Exceptions" shall include and refer to: all Leases; any and all Title Exceptions (other than any Title Objections that Seller may commit in writing to remove as provided above); zoning ordinances and regulations and other laws or regulations governing use or enjoyment of the Property; liens to secure taxes and assessments not yet due and payable; and customary utility easements; Title Exceptions caused by or created with the consent of Buyer; and other matters which do not materially and adversely affect the use, occupancy or value of the Property. Notwithstanding the foregoing, Seller shall remove at Seller's sole cost and expense on or prior to the Closing Date and there shall not be treated as Permitted Exceptions: any liens of any mortgages or deeds of trust securing indebtedness of Seller; and any liens for other monetary obligations (excluding mechanics liens that are the obligation of tenants under Leases and any general or special assessments that are paid in installments to the extent not required to be paid as of the Closing Date) that are not assumed by Buyer (for such purposes, all assessments collected with ad valorem real estate taxes shall be assumed by Buyer and represent Permitted Exceptions).

     (d) Seller shall have no obligation to execute any affidavits or indemnifications in connection with the issuance of Buyer's title insurance excepting only customary affidavits as to authority, the rights of tenants in occupancy and the status of mechanics' liens.

                                  ARTICLE III
                             CONDITIONS PRECEDENT

     Section 3.1  Conditions.
                  ----------

     (a) Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

         (i) Buyer's inspection and approval, in Buyer's sole and absolute discretion, within the Inspection Period, of all physical, environmental, economic and legal matters relating to the Property, pursuant to Section 2.4 above and Seller's delivery on prior to the end of the Inspection Period of the insurer's written consent to the assignment from Seller to Buyer (with Seller remaining as an additional insured) of the Environmental Insurance Policy.

         (ii) The willingness of Title Company to issue, upon the sole condition of the payment of its regularly scheduled premium, an ALTA extended coverage owner's policy of title insurance (the "Title Policy"), insuring Buyer in the amount of the Purchase Price that title to the Real Property is vested of record in Buyer on the Closing Date subject only to the printed conditions and exceptions of such policy and the Permitted Exceptions accepted or deemed accepted by Buyer.

         (iii) Seller's performance or tender of performance of all material obligations under this Agreement and the material truth and accuracy of Seller's express representations and warranties as of the Closing Date.

     (b) Notwithstanding anything in this Agreement to the contrary, Seller's obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

         (i) Buyer's performance or tender of performance of all material obligations under this Agreement and the material truth and accuracy of Buyer's express representations and warranties as of the Closing Date.

         (ii) The satisfaction or Buyer's written waiver of the conditions set forth in subparagraphs (a)(i) and (ii) above.

     Section 3.2  Failure or Waiver of Conditions Precedent.  In the event any
                  -----------------------------------------
of the conditions set forth in Section 3.1 are not fulfilled or waived, the party benefited by such condition may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Section 3.1(a) and 3.1(b) above. Notwithstanding the foregoing, Buyer's failure to deliver to Seller on the last day or prior to the close of the Inspection Period an executed Inspection Letter in the form attached as Exhibit B, without modification or qualification in any manner whatsoever, shall be deemed a failure of the condition set forth in Section 3.1(a)(i) above. In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 3.1(a), Seller shall return the full amount of the Deposit, plus any accrued interest, to Buyer. In any event, Buyer's consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions.

                                  ARTICLE IV
                   COVENANTS, WARRANTIES AND REPRESENTATIONS

     Section 4.1  Seller's Warranties and Representations.  Seller makes the
                  ---------------------------------------
following representations and warranties to Buyer as of the date of this Agreement; provided that each of such representations and warranties shall be deemed to be modified by any contrary or qualifying information set forth on the Disclosure Statement or otherwise disclosed to Buyer in writing or discovered by Buyer prior to the Closing Date:

     (a) Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Seller have been taken;

     (b) To Seller's knowledge, Seller has received no written notice of any threatened or pending litigation against Seller which would materially and adversely affect Seller's capacity to perform under this Agreement; and

     (c) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

     (d) To Seller's knowledge, (i) the Tenant List is true, correct and complete in all material respects as of the date of this Agreement, (ii) each Lease identified on the Tenant List is in full force and effect, (iii) the copy of each of the Leases identified on the Tenant List that have been (or will be) delivered or made available to Buyer are true, correct and complete, (iv) Seller has not received written notice of any material default by Seller under any of the Leases identified on the Tenant List, (v) there are no existing uncured defaults by any tenant under the Leases and no tenant under any Lease has asserted any defense, set-off or counterclaim with respect to any obligation under its Lease, and (vi) all leasing commissions and tenant improvement allowances payable as a result of the existing Leases have been paid in full by Seller or by Seller's predecessor in title to the Property.

     (e) To Seller's knowledge, (i) the list of contracts attached to this Agreement as Exhibit D is a complete and accurate list of any service, equipment or brokerage/commission contracts presently in effect with respect to the Property that will survive the closing hereunder, (ii) the copies of such contracts that have been (or will be) delivered or made available to Buyer are true, correct and complete, (iii) each such contract is in full force and effect and (iv) Seller has not received written notice of any default by Seller under any such contract;

     (f) To Seller's knowledge, Seller has received no written notice from any governmental authorities that eminent domain proceedings for the condemnation of the Property are pending;

     (g) To Seller's knowledge, Seller has received no written notice of any threatened or pending litigation against Seller or affecting the Property which would materially and adversely affect the Property; and

     (h) To Seller's knowledge, Seller has received no written notice from any governmental authority that any of the improvements located on the Property are presently in violation of any applicable building codes, zoning or land use laws, or other law, order, ordinance, rule or regulation affecting the Property.

     (i) To Seller's knowledge, there has been no release of Hazardous Materials on, in or under the Real Property, nor are Hazardous Materials present at the Real Property in quantities or in a condition which reasonably could be expected to subject the Real Property, or the owner or operator of the Real Property to legal or administrative enforcement action, except as may be disclosed in any environmental report or other Disclosure Materials, or matters disclosed to or discovered by Buyer during Buyer's inspection as described in Section 2.4. "Hazardous Materials" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any statute, ordinance or regulation of any governmental entity having jurisdiction over the Real Property, including, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and other similar federal, Pennsylvania, or local laws, as currently in effect as of the date of this Agreement ("Environmental Laws"), (ii) petroleum hydrocarbon, including, without limitation, crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) asbestos, (vi) flammable explosives, (vii) infectious materials, (viii) radioactive materials, (ix) pesticides or "economic poisons" as defined or described in any Environmental Law or (x) any other substance, chemical, waste, pollutant or contaminant regulated by any law, statute, ordinance or regulation of any governmental agency having jurisdiction over the Real Property, as currently in effect as of the date of this Purchase Agreement, for the protection of human health or the environment.

     As used herein, the term "Seller's knowledge" or words of similar effect shall mean the current actual, subjective knowledge of Brint Davis, without independent investigation or inquiry, but after inquiry of the property manager of the Real Property by delivery to such manager of a copy of the foregoing representations (which inquiry may or may not have yielded any or a complete or accurate response). Seller represents to Buyer that Brint Davis is the individual in Seller's organization with principal oversight responsibility for the Property. Such individual's knowledge shall not include information or material which may be in the possession of Seller, but of which the named individual is not actually aware. Seller shall have no liability for the breach of any representations or warranties absent an arbitrated or judicial finding that the named individual knowingly withheld information from Buyer with respect to the subject matter of the representation or warranty or falsified information delivered to and relied upon by Buyer and that such action amounted to a violation of a representation or warranty expressly set forth in this Agreement. Neither the named individual whose sole knowledge is imputed to Seller under this Section nor any party other than Seller shall bear responsibility for any breach of such representation.

     Section 4.2  Seller's Covenants.  Seller hereby covenants and agrees as
                  ------------------
follows:

     (a) During the Contract Period, Seller will exercise reasonable and good faith efforts to operate and maintain the Property in a manner consistent with current practices and Seller will not subject the Property to any additional monetary liens;

     (b) During the Contract Period, Seller will not sell or otherwise dispose of any significant items of Personal Property unless replaced with an item of like value, quality and utility;

     (c) During the Contract Period, Seller will not modify any Lease or execute or modify any other lease or contract, (i) without promptly notifying Buyer thereof in writing and providing Buyer with copies of the relevant contract documents, and (ii) as to any lease or other contract (or modification thereof) executed during the period between the expiration of the Inspection Period and the Closing Date, without Buyer's prior approval, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove any such matter in writing within 3 calendar days following Buyer's receipt of Seller's written request for such action; and

     (d) During the Contract Period, Seller shall maintain all-risk policies of property insurance and rental loss insurance for the Improvements in coverage, terms and conditions and with deductibles substantially consistent with Seller's property insurance package currently in effect (the terms of which are set forth in the Disclosure Materials).

     Section 4.3  Buyer's Warranties and Representations.  Buyer hereby
                  --------------------------------------
represents and warrants to Seller that (a) Buyer has and as of the Closing Date shall have, full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, (b) all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Buyer or its assignee have been taken and (c) Buyer has received no written notice of any threatened or pending litigation which would materially and adversely affect Buyer's capacity to perform under this Agreement.

     Section 4.4  Limitations.  The parties agree that
                  -----------

     (a) (i) Seller's covenants, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall survive Buyer's purchase of the Property only for a period commencing on the Closing Date and ending on the date that is one hundred-eighty
(180) days following the Closing Date (the "Limitation Period"), (ii) Seller's liability for breach of any such covenant, indemnity, representation or warranty with respect to any Property shall be limited to claims in excess of an aggregate $25,000 and Seller shall be liable only to the extent that such aggregate exceeds such figure, (iii) Seller's aggregate liability for claims arising out of such covenants, indemnities, representations and warranties shall not exceed $1,000,000, and (iv) Buyer shall provide actual written notice to Seller prior to the expiration of the Limitation Period of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period, so long as such cure has been commenced within such 30 days and diligently pursued. If Seller fails to cure such breach after actual written notice and within such cure period, Buyer's sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller notifies Buyer of Seller's commencement of a cure, commences to cure and thereafter terminates such cure effort, Buyer shall have an additional 30 days from the date of such termination within which to commence an action at law for damages as a consequence of Seller's failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Buyer's waiver and release set forth in Section 2.4 shall apply fully to liabilities under such covenants, indemnities, representations and warranties after expiration of the Limitation Period. Buyer specifically acknowledges that such termination of liability represents a material element of the consideration to Seller.

     (b) Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the Contract Period of any matters which make its representations or warranties untrue, Seller shall promptly disclose such matters to Buyer in writing. In the event that Seller so disclose any matters which make any of Seller's representations or warranties untrue in any material respect or in the event that Buyer otherwise becomes aware during the Contract Period of any matters which make any of Seller's representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that Seller has not breached an express covenant set forth in this Agreement), but Buyer shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the expiration of the Inspection Period, to terminate this Agreement. Buyer's delivery of the Inspection Letter shall constitute Buyer's conclusive agreement to accept or waive any such matters disclosed to or discovered by Buyer prior to the close of the Inspection Period.

                                   ARTICLE V
                                    DEFAULT

     Section 5.1  Deposit.  Within three (3) business days following the
                  -------
execution of this Agreement by both Buyer and Seller, Buyer shall deliver to Title Company, for deposit into the escrow described in Section 6.1 below, cash in an amount equal to Two Hundred Thousand Dollars ($200,000), which shall serve as the "Deposit." In the event that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit, together with any interest accrued thereon, shall be credited against the Purchase Price. The entire amount of the Deposit, together with interest accrued thereon, shall be returned immediately to Buyer in the event that Buyer is entitled to terminate this Agreement due to the failure of any of the conditions precedent set forth in Section 3.1(a), or in the event that (a) the conditions precedent set forth in Section 3.1(b) shall have been satisfied or waived, (b) Buyer shall have performed fully or tendered performance of its obligations hereunder and
(c) Seller shall fail to perform its material closing obligations under this Agreement. IN ALL OTHER EVENTS, THE ENTIRE AMOUNT OF THE DEPOSIT, TOGETHER WITH ACCRUED INTEREST, SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER'S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT TOGETHER WITH ACCRUED INTEREST IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. BUYER AND SELLER AGREE THAT SELLER'S RIGHT TO RETAIN THE DEPOSIT TOGETHER WITH ACCRUED INTEREST SHALL BE THE SOLE REMEDY AT LAW OF SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER.

ACCEPTED AND AGREED TO:


/s/ Douglas McCormick                   /s/ Leo F. Wells
---------------------                   ----------------
Sellers                                 Buyer

     This Section 5.1 is intended only to liquidate and limit Seller's rights to damages arising due to Buyer's failure to purchase the Property and shall not limit the indemnification obligations of Buyer pursuant to (A) any documents delivered pursuant to this Agreement or (B) Sections 2.4(c), 7.2, 7.8 and 7.11 of this Agreement.

     Section 5.2  Seller's Default.  If (a) the conditions precedent set forth
                  ----------------
in Section 3.1(b) shall have been satisfied or waived, (b) Buyer shall have performed fully or tendered performance of its material closing obligations hereunder and (c) Seller shall fail to perform its material obligations under this Agreement, then, in addition to the return of the Deposit set forth in
Section 5.1 above, Buyer shall have the right to recover its actual monetary damages from Seller, up to an aggregate maximum amount of One Million Dollars ($1,000,000). Buyer shall have no right to pursue an action for specific performance or to record any notice of a pending action against the Property. Any liabilities relating to breach of representation and warranty or covenant or claim for indemnification shall be subject to the additional limitations set forth in Section 4.4 above. In no event shall Seller be liable to Buyer for any consequential or punitive damages based upon any breach of this Agreement, including breaches of representation or warranty. Buyer further agrees that recourse for any liability of Seller under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited solely to the Property and, following the closing, to the extent of the Purchase Price. Subject to applicable principles of fraudulent conveyance, in no event shall Buyer seek satisfaction for any obligation from any shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of such trustees or beneficiaries, nor shall any such person or entity have any personal liability for any such obligations of Seller.


                                  ARTICLE VI
                              ESCROW AND CLOSING

     Section 6.1  Escrow Arrangements.  An escrow for the purchase and sale
                  -------------------
contemplated by this Agreement has been opened by Buyer and Seller with Title Company. At least one business day prior to the Closing Date, Seller and Buyer shall each deliver escrow instructions to Title Company consistent with this
Article VI, and designating Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Code. In addition, the parties shall deposit in escrow, at least one business day prior to the Closing Date (unless otherwise provided below in this Section 6.1) the funds and documents described below:

     (a) Seller shall deposit (or cause to be deposited):

         (i) a duly executed and acknowledged special warranty deed in favor of Buyer from Seller with respect to the Real Property in the form attached to this Agreement as Exhibit H (the "Deed");

         (ii) duly executed bill of sale pertaining to the Personal Property, in the form attached to this Agreement as Exhibit F (collectively, the "Bill of Sale");

         (iii) duly executed counterpart assignment and assumption of Seller's interest in the Leases and the Intangible Property, in the form attached to this Agreement as Exhibit G (the "Assignment of Leases and Intangible Property");

         (iv) a certificate from Seller certifying the information required by
(S) 1445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of avoiding Buyer's tax withholding obligations, that Seller is not a "foreign person" as defined in Internal Revenue Code (S) 1445(f)(3), together with any state law counterparts (collectively, the "FIRPTA Certificate"); and

         (v) any other documents required of a transferor of real property in the jurisdiction in which the Property is located so long as no additional cost is imposed on Seller in connection therewith.

     In addition, Seller shall deliver to Buyer on the Closing Date, outside of escrow, to the extent in Seller's possession or control, the originals of all Leases, contracts and tenant files pertaining to the Property and all keys to the Property.

     (b) Buyer shall deposit:

         (i) on or prior to the Closing Date (but, in any event, sufficiently early to allow the Title Company to close escrow and wire funds to Seller on the Closing Date), immediately available funds sufficient to pay the balance of the Purchase Price, plus sufficient additional cash to pay Buyer's share of all escrow costs and closing expenses;

         (ii) a duly executed counterpart of the Assignment of Leases and Intangible Property; and

         (iii) any other documents required of a transferee of real property in the jurisdiction in which the Property is located.

     Section 6.2  Closing.  Title Company shall close escrow on the Closing Date
                  -------
by:

     (a) recording the Deed;

     (b) issuing the Title Policy to Buyer;

     (c) delivering to Buyer the Bill of Sale, the FIRPTA Certificate and counterparts for the Assignment of Leases and Intangible Property executed by Seller;

     (d) delivering to Seller (i) a counterpart for each of the Assignment of Leases and Intangible Property executed by Buyer (ii) the certificate described in Section 6.1(b)(iii) above; and (iii) funds in the amount of the Purchase Price, as adjusted for credits, prorations and closing costs in accordance with this Article VI and as allocated pursuant to the direction of Seller; and

     (e) delivering to the identified transferees the instruments delivered into escrow by Buyer described in Section 6.1(b)(iv) above.

     Section 6.3  Prorations.
                  ----------

     (a) Taxes.  Real estate taxes, personal property taxes and any general or
         -----
special assessments with respect to the Property which are not the direct payment obligation of tenants pursuant to the Leases (as opposed to a reimbursement obligation) shall be prorated as of the Closing Date, with respect to taxes and assessments due and payable in the tax year in which the Closing Date occurs. If the actual amount of taxes, assessments or other amounts to be prorated for the year in which the closing occurs is not known as of the Closing Date, the proration shall be based on the parties' reasonable estimates of such taxes, assessments and other amounts. To the extent any real or personal property taxes subject to apportionment in accordance with the foregoing are, as of the Closing Date, the subject of any appeal filed by or on behalf of Seller, then notwithstanding anything to the contrary contained in this subparagraph, (i) no apportionment of the taxes being appealed shall occur at the closing, but instead such apportionment shall be deferred until the outcome of the appeal is final and the amount of taxes owing becomes fixed at which time Seller shall be responsible for all such taxes that are allocable to any period prior to the Closing Date and Buyer shall be responsible for all such taxes that are allocable to any period from and after the Closing Date, and (ii) Seller shall provide Buyer with adequate security, either in the form of a bond or by escrowing the amounts being appealed, to assure Buyer that Seller's portion of such tax liability, including any penalty, will be available. To the extent any taxes which are the subject of an appeal have been paid by Seller under protest and the appeal results in Buyer receiving a credit toward future tax liability or a refund, then Buyer shall, within ten (10) days following receipt of such refund or notice of such credit, pay to Seller the full amount of such refund or credit, excluding, however, any portion of such refund or credit that is required to be passed through to the tenants pursuant to any Leases or to other parties by existing contract.

     (b) Prepaid Expenses.  Buyer shall be charged for those prepaid expenses
         ----------------
paid by Seller directly or indirectly allocable to any period from and after the Closing Date, including, without limitation, prepaid rents under any occupancy lease, annual permit and confirmation fees, fees for licenses and all security or other deposits paid by Seller to third parties.

     (c) Property Income and Expense.  The following prorations and adjustments
         ---------------------------
shall occur as of the closing. Prior to the Closing Date, Seller shall provide all information to Buyer required to calculate such prorations and adjustments and representatives of Buyer and Seller shall together make such calculations:

         (i) General.  Subject to the specific provisions of clause (ii) and
             -------
subsection (d) below, income and expense shall be prorated on the basis of a 30-day month and on a cash basis (except for items of income and expense that are payable less frequently than monthly, which shall be prorated on an accrual basis). All such items attributable to the period prior to the Closing Date shall be credited to Seller; all such items attributable to the period on and following the Closing Date shall be credited to Buyer. Buyer shall be credited in escrow with (a) any portion of rental agreement or lease deposits in Seller's possession which are refundable to the tenants and have not been applied to outstanding tenant obligations in accordance with the terms of the applicable Lease and (b) rent prepaid beyond the Closing

Date. Buyer shall not be entitled to any interest on rental agreement or lease deposits or prepaid rent accrued on or before the Closing Date, except to the extent any such amount of interest is refundable or payable to any tenant under a Lease. Seller shall be credited in escrow with any refundable deposits or bonds held by any utility, governmental agency or service contractor, to the extent such deposits or bonds are assigned to Buyer on the Closing Date. Buyer shall be credited in escrow with any leasing commissions, tenant improvements or other allowances to be paid or endured by Buyer on or after the Closing Date with respect to the current term of any Lease or Lease modification executed, or any extension term or expansion of premises exercised, in each case, prior to the date of the letter of intent, dated May 4, 1999, and Seller shall pay on or before the Closing Date all such items payable prior to the Closing Date. Buyer shall assume all obligations for any leasing commission, tenant improvement or other allowance obligations first created following the Closing Date and for any such obligations for which Buyer was credited in escrow pursuant to the foregoing sentence.

         (ii) Rents.  (A) Rents payable by tenants under all Leases, shall be
              -----
prorated as and when collected (whether such collection occurs prior to, on, or after the Closing Date). Buyer shall receive a credit for the amounts actually received before the Closing Date and which pertain to any period after the Closing Date. Buyer shall not receive a credit at the closing for any rents for the month in which the closing occurs which are in arrears and have not then been received. As to any tenants who are delinquent in the payment of rent on the Closing Date, Buyer shall use reasonable efforts (but shall not be required to commence legal action) to collect or cause to be collected such delinquent
rents following the Closing  Date.   Any and all rents so collected by Buyer
following the closing (less a deduction for all reasonable collection costs and expenses incurred by Buyer) shall be successively applied (after deduction for Buyer's reasonable collection costs) to the payment of (x) rent due and payable in the month in which the closing occurs, (y) rent due and payable in the months succeeding the month in which the closing occurs (through and including the month in which payment is made) and (z) rent due and payable in the months preceding the month in which the closing occurs. If all or part of any rents or other charges received by Buyer following the closing are allocable to Seller pursuant to the foregoing sentence, then such sums shall be promptly paid to Seller. Seller reserves the right to pursue any damages remedy Seller may have against any tenant with respect to such delinquent rents, but shall have no right to exercise any other remedy under the Lease (including, without limitation, termination or eviction).

     Any tenant payments under Leases, including, without limitation, percentage rent, escalation charges for real estate taxes, parking charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature, other than fixed or base rent under the Leases (collectively, the "Additional Rents"), shall be prorated as of the

Closing Date between Buyer and Seller as soon as is practicable after accurate information becomes available and in any event within 180 days following the Closing Date. Prior to the Closing Date, Seller shall provide Buyer with information regarding Additional Rents which were received by Seller prior to closing and the amount of reimbursable expenses paid by Seller prior to closing. Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to complete a reconciliation (the "Reconciliation") for purposes of the proration of the Additional Rents as soon as is practicable after accurate information becomes available and in any event within 180 days following the Closing Date. In the event of any overpayment of Additional Rents by the tenants to Seller, Seller shall promptly, but in no event later than fifteen (15) days after receipt of the Reconciliation, pay to Buyer the amount of such overpayment and Buyer, as the landlord under the Leases, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Seller, Buyer shall pay to Seller the amount of such underpayment within fifteen (15) days following Buyer's receipt of any such amounts from the tenants. The provisions of this paragraph shall survive the closing.

     (d) Adjustments to Prorations.  After the closing, the parties shall from
         -------------------------
time to time, as soon as is practicable after accurate information becomes available and in any event within 180 days following the Closing Date, recalculate and reapportion any of the items subject to proration or apportionment (i) which were not prorated and apportioned at the closing because of the unavailability of the information necessary to compute such proration, or
(ii) which were prorated or apportioned at the closing based upon estimated or incomplete information, or (iii) for which any errors or omissions in computing prorations at the closing are discovered subsequent thereto, and thereafter the proper party shall be reimbursed based on the results of such recalculation and reapportionment. Unless otherwise specified herein, all such reimbursements shall be made on or before thirty (30) days after receipt of notice of the amount due. Any such reimbursements not timely paid shall bear interest at a per annum rate equal to ten percent (10%) from the due date until all such unpaid sums together with all interest accrued thereon is paid if payment is not made within ten (10) days after receipt of a bill therefor.

     Section 6.4  Other Closing Costs.
                  -------------------

     (a) Buyer shall pay (i) 50% of any escrow or other costs charged by or reimbursable to the Title Company, (ii) any title premium in connection with the issuance of the Title Policy attributable to the cost of extended, rather than standard, coverage and the cost of any endorsements, together with the cost of any modifications to the surveys provided by Seller, and (iii) all fees and expenses of Buyer's legal counsel and other third party consultants engaged by or on behalf of Buyer in connection with this transaction.

     (b) Seller shall pay (i) 100% of any governmental documentary transfer or transaction taxes or fees due on the transfer of the Property, (ii) the title premium in connection with the issuance of the Title Policy attributable to solely to the cost of standard, as opposed to extended coverage and as opposed to the cost of any endorsements or any modifications to the surveys provided to Buyer by Seller, (iii) 50% of any escrow or other costs charged by or reimbursable to the Title Company and (iv) all fees and expenses of Seller's legal counsel and other third party consultants engaged by or on behalf of Seller in connection with this transaction.

     (c) Any costs and expenses of closing that are not expressly identified in subparagraph (a) or (b) above shall be allocated between the parties in accordance with prevailing custom in the county in which the applicable Property is located.

     Section 6.5 Further Documentation. Promptly after the close of escrow,
                 ---------------------
Buyer and Seller shall provide to each tenant, by personal delivery or certified mail, written notice advising each tenant of the sale of the Property by Seller to Buyer, and including any other information required by or advisable under applicable local law or the applicable Lease. At or following the close of escrow, Buyer and Seller each shall execute any certificate or other instruments required by this Agreement, law or local custom or otherwise reasonably requested by the other party to effect the transaction contemplated by this Agreement.

                                  ARTICLE VII
                                 MISCELLANEOUS

     Section 7.1  Damage or Destruction.
                  ---------------------

     (a) Buyer shall be bound to purchase the Property for the Purchase Price as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Property or condemnation of the Property by right of eminent domain, provided that the occurrence of any damage or destruction is (i) fully covered by insurance (excepting deductibles), or
(ii) if not fully covered by insurance, involves uninsured repair costs of $500,000 or less, and any condemnation does not affect materially the use and value of the Property. If Buyer is so bound to purchase notwithstanding the occurrence of damage, destruction or condemnation, then, upon the close of escrow: (A) in the event of damage covered by insurance or an immaterial condemnation, Buyer shall receive a credit against the Purchase Price in the amount (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by Seller as a result of any such damage or destruction or condemnation plus (in the case of damage) the amount of the deductible portion of Seller's insurance policy, and Seller shall assign to Buyer all rights to such insurance proceeds or condemnation awards as shall not have been collected prior to the close of escrow; and (B) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed $500,000) in the amount of the estimated uninsured cost to repair the damage.

     (b) If, prior to the Closing Date, the Property suffers damage or destruction that is not fully covered by insurance and involves repair costs in excess of insurance proceeds by more than $500,000, or condemnation which affects materially the use and value of the Property, then Buyer may elect to terminate this Agreement promptly following the event of damage, destruction or condemnation.

     Section 7.2  Fees and Commissions.
                  --------------------

     (a) Each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate or investment banker's commission, finder's fee, acquisition fee or other brokerage-type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts.

     Section 7.3  Successors and Assigns.  Buyer may not assign any of Buyer's
                  ----------------------
rights or duties hereunder without the prior written consent of Seller; provided that Buyer may assign this Agreement (a) to a title holding corporation whose stock is wholly owned, directly or indirectly by Buyer or (b) to any affiliate of Buyer which has, in Seller's reasonable judgment, the financial capacity to perform the obligations of Buyer hereunder. No assignment by Buyer shall relieve Buyer of its obligations under this Agreement. Subject to the limitations on assignment expressed in this Section 7.3, this Agreement shall be binding upon, and inure to the benefit of, Buyer and Seller and their respective successors and assigns.

     Section 7.4  Notices.  All notices or other communications required or
                  -------
provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid or certified mail, return receipt requested, by any nationally known overnight delivery service, by courier, by facsimile transmission with answer-back acknowledged or in person. All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon personal delivery if sent by overnight delivery service, courier, facsimile or personally delivered. All notices shall be addressed to the party at the address below:

     To Seller: Alliance Commercial Properties, Ltd.
     165 Union Blvd., Suite 500

     Lakewood, Colorado 80228
     Attn:  Mr. Brint Davis
     303/986-2222.voice
     303/986-7990.telecopier

and with a copy to: Heller, Ehrman, White & McAuliffe

     333 Bush Street
     San Francisco, California  94104
     Attn:  Brian D. Smith, Esq.
     Facsimile:  (415) 772-6268.

     To Buyer: Wells Capital, Inc.
     3885 Holcomb Bridge Road
     Norcross, GA 30092
     Attn: Michael C. Berndt
     Facsimile (770) 840-7224

and with a copy to: O'Callaghan & Stumm LLP

     127 Peachtree Street, N.E.
     Suite 1330, The Candler Building
     Atlanta, Georgia 30303
     Attn: William L. O'Callaghan, Jr., Esq.
     Facsimile (404)522-3080

     Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 7.4. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

     Section 7.5  Time.  Time is of the essence of every provision contained in
                  ----
this Agreement.

     Section 7.6  Seller Representatives.  Buyer shall be entitled to rely upon
                  ----------------------
any notice, approval or decision expressed by the following individuals acting on behalf of Seller: Brint Davis, and no other individual unless designated as a Seller Representative by Brint Davis in writing (each, a "Seller Representative").

     Section 7.7  Incorporation by Reference.  All of the exhibits attached to
                  --------------------------
this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

     Section 7.8  Attorneys' Fees.  In the event any dispute between Buyer and
                  ---------------
Seller should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys' fees and costs.

     Section 7.9  Construction.  The parties acknowledge that each party and its
                  ------------
counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     Section 7.10  Governing Law.  This Agreement shall be construed and
                   -------------
interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the Commonwealth of Pennsylvania.

     Section 7.11  Confidentiality.  Buyer and Seller hereby acknowledge and
                   ---------------
agree that, prior to the closing hereunder, the terms and conditions of this Agreement are to be kept strictly confidential. Accordingly, except as may be required by law or court order, neither party shall, prior to the closing hereunder, without the prior written consent of the other party, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information concerning this Agreement or the transaction contemplated herein to any person or entity other than the disclosing party's prospective investors, legal and financial advisors or other consultants, each of whom shall agree to hold such information strictly confidential as if such persons were bound by the provisions of this Section 7.11. The foregoing shall not prevent either party from disclosing the existence (as opposed to the terms), of this transaction to other persons, including, without limitation, prospective property managers and/or leasing brokers.

     Section 7.12  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

     Section 7.13  Construction.  The parties acknowledge that each party and
                   ------------
its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     Section 7.14  Real Estate Recovery Fund.  A Real Estate Recovery Fund
                   -------------------------
exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation or deceit in a real estate transaction. For more information call (717) 783-3658.

     Section 7.15  Entire Agreement. This Agreement and the attached exhibits,
                   ----------------
which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first written above.

                              SELLER:

                              ALLIANCE COMMERCIAL PROPERTIES, LTD., a
                              Delaware corporation

                              By:  /s/ Douglas McCormick
                                   ----------------------------

                              Print:  Douglas McCormick
                                      -------------------------

                              Title:  Chief Financial Officer
                                      -------------------------


                              BUYER:

                              WELLS CAPITAL, INC., a Georgia corporation

                              By: /s/ Leo F. Wells
                                  -----------------------------

                              Print:  Leo F. Wells, III
                                      -------------------------

                              Title:  President
                                      -------------------------

                                   EXHIBIT A
                                    PROPERTY
                                 [See attached]

                                   EXHIBIT B
                               INSPECTION LETTER


                    , 1999
--------------------

---------------

     Re: Agreement for Purchase and Sale dated _______, 1999 (the "Purchase Agreement") between ______________ and _______________ ("Seller") and
_______________ ("Buyer")

Gentlemen & Ladies:

     This letter constitutes the Inspection Letter contemplated by the above-referenced Purchase Agreement and is delivered to confirm the satisfaction of the condition precedent described in Section 3.1(a)(i) of the Purchase Agreement.

     Buyer hereby expressly confirms to Seller (and to its officers, directors, shareholders, trustees and beneficiaries and their respective agents, employees, successors and assigns) that Buyer has completed to its satisfaction the inspection and review contemplated by Sections 2.4 and 2.5 of the Purchase Agreement.

     Accordingly, based on its inspection and review of the Property, Buyer is prepared to proceed with the purchase of the Property in accordance with the terms of the Purchase Agreement subject only to the satisfaction or waiver of the conditions described in Sections 3.1(a)(ii) and (iii) of the Purchase Agreement.

Very truly yours,


By:
Its:

                                   EXHIBIT C
                              DISCLOSURE STATEMENT

     All capitalized terms used herein but not otherwise defined shall have the meanings given them in the Agreement.

     Matters disclosed by the environmental reports and audits and the structural reports and other physical inspection reports delivered to Buyer prior to the end of the Inspection Period or included in the materials delivered to or made available to Buyer pursuant to Section 2.4 of the Agreement, including, without limitation, the Certified Engineering & Testing Co., Inc. - Phase I Environmental, dated August 2, 1993, the Dames & Moore, Phase I Environmental, dated August 14, 1996, the Final Report Phase I Environmental Site Assessment prepared by Dames & Moore, dated April 1, 1997 (Dames & Moore Project No: 35717-001-134), together with the Response to Comments, Phase I Environmental, dated February 9, 1998, the update thereto dated December 8, 1998, the Dames & Moore, Property Condition Report, dated January 7, 1999, the Dames & Moore, Phase II Sample Results, dated April 23, 1999, the Limited Phase II Environmental Site Assessment Report prepared by Environmental Resources Management, dated January 22, 1998 (ordered by Johnson Matthey, Inc.), the Underground Storage Tank Closure prepared by Dames & Moore dated June 11, 1998 and the forms related to UST Closure that were filed with PADEP.

     The Personal Property and the Improvements, including their structural components, the building systems and other mechanical systems, and the parking and loading areas are, and have been, subject to normal wear and tear and obsolescence as the result of the age of such items.

     All the matters set forth on this Disclosure Statement are limited to Seller's knowledge (as defined in the Agreement). Seller does not make any representations or warranties, other than as expressly set forth in the Agreement, regarding the scope or content of the matters referenced in this Disclosure Statement. Neither the foregoing list nor the materials referred to therein are intended to be an exhaustive enumeration of issues relevant to the Property, nor are they intended to fully inform you of any particular issue or its ramifications. Rather this Disclosure Statement is presented to you pursuant to section 4.1 of the Agreement and is merely intended to assist you with your investigation of the Property by identifying for you those matters which, to Seller's knowledge, may affect the Property or Seller's representations and warranties set forth in Section 4.1 of the Agreement.

                                   EXHIBIT D
                    LIST OF SERVICE AND EQUIPMENT CONTRACTS
None

                                   EXHIBIT E
                                  TENANT LISTS


1. Johnson Matthey

                                   EXHIBIT F
                                  BILL OF SALE

     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged, _____________________________ ("Seller"), hereby assigns, transfers and conveys to ________________________________ (Buyer"),
WITHOUT WARRANTY, EXPRESS OR IMPLIED, all of the personal property of Seller described in the attached Schedule 1 (the "Personal Property"). The foregoing conveyance is made pursuant to, and is subject to the terms and conditions of, that certain Agreement for Purchase and Sale dated as of __________, 1999, by and between Seller and Buyer.

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of ____________________, 1999.

                              SELLER:

                              -------------------------------

                              By:
                                  ---------------------------

                              Name:
                                    -------------------------

                              Title:
                                     ------------------------


                              ------------------

                              By:
                                  ---------------------------

                              Name:
                                    -------------------------

                              Title:
                                     ------------------------

                                   EXHIBIT G
                  ASSIGNMENT OF LEASE AND INTANGIBLE PROPERTY

     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged, _______________________ and _____________________
("Assignor"), hereby assigns, transfers and conveys to ___________________________ ("Assignee"), all of Assignors' right, title and interest in and to the Leases and the Intangible Property, as those terms are defined in that certain Agreement for Purchase and Sale dated ____________________ (the "Agreement"), entered into by and between Assignor, as "Seller," and Assignee, as "Buyer"; provided that Assignor shall remain as an additional insured under the Environmental Insurance Policy.

     In accordance with the Agreement, Assignee hereby assumes all obligations of Seller as landlord under the Leases and as owner of the Intangible Property (including the contracts listed on Exhibit D to the Agreement) to the extent such obligations arise on or after the date of this Assignment (collectively, the "Assigned Instruments"), and Assignee agrees to indemnify and defend Assignor against, to hold Assignor harmless from, and to reimburse Assignor for, any and all loss, cost, liability and expense (including attorneys' fees) arising out of or relating to any breach or alleged breach of the Assigned Instruments occurring (or alleged to have occurred) on or after the date of this Assignment. Assignor agrees to indemnify and defend Assignee against, to hold Assignee harmless from, and to reimburse Assignee for, any and all loss, cost, liability and expense (including attorneys' fees) arising out of or relating to any breach or alleged breach (expressly excluding however any breach or alleged breach relating to the physical or environmental condition of the Property) of the Assigned Instruments occurring (or alleged to have occurred) prior to the date of this Assignment.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Lease and Intangible Property as of _____________________, 1999.

ASSIGNORS
ASSIGNEE:

                                   EXHIBIT H
                                      Deed

     This Indenture, Made the _____ day of                               , 1998

     Between ALLIANCE COMMERCIAL PROPERTIES, LTD., a Delaware corporation (hereinafter called the Grantor), of the first part, and ______________________ __________________________________, a __________________ (hereinafter called the
Grantee), of the second part,

                                  Witnesseth,

That the said Grantor, for and in consideration of the sum of

                            Ten Dollar(s)  ($10.00)

lawful money of the United States of America, unto it well and truly paid by the said Grantee, at or before the sealing and delivery hereof, the receipt whereof is hereby acknowledged, has granted, bargained and sold, released and confirmed, and by these presents does grant, bargain and sell, release and confirm unto the said Grantee, its successors and assigns,

     ALL THAT CERTAIN lot or piece of ground together with the improvements erected thereon as more fully described on Exhibit A attached hereto and made a part hereof.

[Derivation Clause describing how seller took title will be added]

     Together with all and singular the buildings and improvements, ways, streets, alleys, driveways, passages, waters, water-courses, rights, liberties, privileges, hereditaments and appurtenances, whatsoever unto the hereby granted premises belonging, or in any wise appertaining, and the reversions and remainders, rents, issues, and profits thereof, and all the estate, right, title, interest, property, claim and demand whatsoever of it, the said Grantor, as well at law as in equity, of, in, and to the same.

     UNDER AND SUBJECT TO ALL MATTERS OF RECORD.

     To have and to hold the said lot or piece of ground above described, hereditaments and premises hereby granted, or mentioned and intended so to be, with the appurtenances, unto the said Grantee, its successors and assigns, to and for the only proper use and behoof of the said Grantee, its successors and assigns forever.

Under and subject, nevertheless, as aforesaid.

     And the said Grantor, for itself, and its successors, does covenant, grant and agree, to and with the said Grantee, its successors and assigns, by these presents, that it, the said Grantor, and its successors, does, all and singular the hereditaments and premises hereby granted or mentioned and intended so to be, with the appurtenances, unto the said Grantee, its successors and assigns, against it, the said Grantor, and its successors, and against all and every person and persons whomsoever lawfully claiming or to lawfully claim the same or any part thereof, by, from or under it, them or any of them, shall and will, subject as aforesaid, Warrant and forever Defend.

     In witness whereof, the party of the first part has caused this instrument to be duly executed. Dated the day and year first above written.

                              ALLIANCE COMMERCIAL PROPERTIES, LTD., a Delaware corporation


                              Name:
                                    -----------------------------------
                              Title:
                                     ----------------------------------